Exhibit 99.1
VISTACARE SIGNS DEFINITIVE AGREEMENT
TO BE ACQUIRED BY ODYSSEY HEALTHCARE
Transaction would result in merged hospice provider
caring for more than 12,000 patients
Scottsdale, Arizona (January 15, 2008) — VistaCare, Inc. (NASDAQ: VSTA) today announced that it has signed a definitive agreement to be acquired by Dallas, Texas-based Odyssey HealthCare, Inc. (NASDAQ: ODSY) for $8.60 per share in cash.
The transaction has been structured as a two-step acquisition including a cash tender offer for all outstanding shares of VistaCare common stock followed by a cash merger in which Odyssey would acquire any remaining outstanding shares of VistaCare common stock. Completion of the transaction, which is expected to occur in the first quarter of calendar year 2008, is subject to customary closing conditions, including the expiration or termination of any waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and the tender of at least a majority of VistaCare’s outstanding shares in the tender offer, among other conditions.
With the completion of this transaction, the resulting organization will be positioned an clear industry leader, with approximately 106 owned or operated locations in 31 states and an average daily census of more than 12,000. Until the transaction is finalized, both VistaCare and Odyssey HealthCare will continue to operate as stand-alone, independent organizations.
In commenting on the announcement, Richard R. Slager, VistaCare Chairman and Chief Executive Officer, said, “This transaction is in the best interests of our patients, employees and shareholders. It reflects the coming together of two like-minded organizations with a shared mission, a commitment to doing the right thing, and an exceptional opportunity to realize the value of our assets. By focusing on our people, our quality, and our mission, this new organization will strive to meet the greatest needs of all those who depend on us, and I trust that the fine work we have begun at VistaCare will continue.”
Robert A. Lefton, President and Chief Executive Officer of Odyssey HealthCare, added, “Our combination with VistaCare will substantially extend our industry leadership and our geographical reach in attractive markets and enhance our recruiting and development activities. We believe this transaction brings together two highly compatible organizations who share similar cultures, philosophies and standards of excellence fostered by talented management teams and employees. We anticipate a smooth integration and look forward to working with VistaCare to make our combined company stronger, more profitable and an even better value for our shareholders.
About VistaCare
VistaCare is a leading provider of hospice services in the United States. Through interdisciplinary teams of physicians, nurses, home healthcare aides, social workers, spiritual and other counselors and volunteers, VistaCare provides care primarily designed to reduce pain and enhance the quality of life of terminally ill patients, most commonly in the patient’s home or other residence of choice. VistaCare’s financial advisor in the transaction was RA Capital Advisors LLC and Squire Sanders & Dempsey acted as legal counsel.
About Odyssey HealthCare
Based in Dallas, Texas, Odyssey is one of the largest providers of hospice care in the country in terms of both average daily patient census and number of locations. Odyssey seeks to improve the quality of life of terminally ill patients and their families by providing care directed at managing pain and other discomforting symptoms and by addressing the psychosocial and spiritual needs of patients and their families. Vinson & Elkins LLP served as legal counsel to Odyssey in the transaction.

Forward-Looking Statements
Certain statements contained in this press release are forward-looking statements within the meaning of the federal securities laws. Such forward-looking statements are based on management’s current expectations and are subject to known and unknown risks, uncertainties and assumptions which may cause the forward-looking events and circumstances discussed in this press release to differ materially from those anticipated or implied by the forward-looking statements. These factors include, among others, that the tender offer may not be completed or the merger many not be consummated for reasons including because conditions precedent to the completion of the acquisition may not be satisfied and that the financing necessary to consummate the tender offer and the merger many not be obtained, as well as other risks and uncertainties. Details regarding these risks and uncertainties, and others, are discussed in the documents the Company files with the Securities and Exchange Commission (“SEC”), including in the Company’s recent quarterly and annual reports. Many of these factors are beyond the ability of the Company to control or predict. Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements, which reflect management’s views only as of the date hereof. The Company undertakes no obligation to revise or update any of the forward-looking statement or publicly announce any updates or revisions to any of the forward-looking statements contained herein to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions, circumstances or assumptions underlying such statements.
Additional Information and Where to Find It
In connection with the tender offer, Odyssey HealthCare intends to cause its subsidiaries to file a tender offer statement on Schedule TO and related materials with the Securities and Exchange Commission (the “SEC”), and VistaCare will file a solicitation/recommendation statement on Schedule 14D-9 with the SEC. Investors and security holders are strongly advised to read these documents when they become available because they will contain important information about the tender offer and the proposed merger. Free copies of materials, which will be filed by Odyssey HealthCare and VistaCare, will be available at the SEC’s Web site at www.sec.gov, or with respect to VistaCare’s materials, without charge, by directing requests directly to VistaCare.
Important information
This document is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any securities. The solicitation and the offer to buy shares of common stock will only be made pursuant to an offer to purchase and related materials that Odyssey HealthCare intends to file with the Securities and Exchange Commission. VistaCare will file a solicitation/recommendation statement with respect to the offer. Once filed, VistaCare stockholders should read these materials carefully prior to making any decisions with respect to the offer because they contain important information, including the terms and conditions of the offer. Once filed, VistaCare stockholders will be able to obtain the offer to purchase, the solicitation/recommendation statement and related materials with respect to the offer free of charge at the SEC’s Web site at www.sec.gov, from VistaCare or from Odyssey HealthCare.

Company Contact:	Investor Contacts:
Rick Slager, CEO and Chairman	Doug Sherk
VistaCare	EVC Group
(480) 648-4530	(415) 896-6820
ir@vistacare.com	dsherk@evcgroup.com
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